NEWS RELEASE


Contact:  Paul S. Feeley                                For Release: Immediately
          SENIOR VICE PRESIDENT, TREASURER &
             CHIEF FINANCIAL OFFICER
             (617) 628-4000


                         CENTRAL BANCORP, INC. INCREASES
                         QUARTERLY CASH DIVIDEND BY 50%
                              TO 18 CENTS PER SHARE

         SOMERVILLE, MASSACHUSETTS, July 21, 2005 - Central Bancorp, Inc. (NASDAQ:CEBK) announced today that its Board of Directors increased its regular quarterly cash dividend by 50% to eighteen ($0.18) cents per share, payable on August 19, 2005, to stockholders of record as of August 5, 2005.

         The dividend reflects an increase of six ($0.06) cents over the previous quarterly cash dividend of twelve ($.12) cents per share and represents the Company's 36th CONSECUTIVE distribution since implementing its cash dividend policy in October 1996. Based on the closing price on July 20 of $26.50, the annualized dividend yield is 2.72%.

         Central Bancorp's Chairman, President & Chief Executive Officer, John
D. Doherty, speaking on behalf of the Board of Directors, said, "I'm very pleased the Board has expressed its confidence in our Company's prospects for future growth by declaring a substantial increase in the quarterly dividend."

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.